Exhibit 99.1
LecTec Corporation Reports Settlement With Prince of Peace Enterprises.
April 26, 2011
TEXARKANA, Texas—(BUSINESS WIRE)—LecTec Corporation (OTCBB: LECT) announced today that LecTec has settled its pending patent infringement lawsuit against Prince of Peace Enterprises. Prince of Peace has agreed to make a one-time, $225,000 payment to LecTec for a non-exclusive license to LecTec’s U.S. Patent Nos. 5,536,263 and 5,741,510, and any other LecTec patents that claim priority from these two patents, for use in connection with any product or process sold or used by Prince of Peace, other than products covered by exclusive licenses previously granted to other companies. Such settlement proceeds are before paying contingent legal fees and prior to any tax effect.
Greg Freitag, LecTec’s CEO stated: “This settlement completes the legal action that LecTec began in 2008. With this chapter closed, the company is squarely focused on putting its cash and public status to work through our merger and acquisition strategy. Remaining LecTec assets other than cash continue to be evaluated as to the ability to provide any additional value to our shareholders. We appreciate the patient support provided by the LecTec shareholders and believe we will be successful as we continue forward with our business plan.”
About LecTec
LecTec is an intellectual property (“IP”) licensing and holding company with approximately $9 million in cash, cash equivalents, and Federal Deposit Insurance Corporation (“FDIC”) insured certificates of deposit at December 31, 2010. LecTec is pursuing a merger and acquisition strategy which is intended to leverage its cash asset and improve shareholder value and liquidity. LecTec holds multiple domestic and international patents based on its original hydrogel patch technology and has filed patent applications on a hand sanitizer patch. LecTec also has a licensing agreement (“Novartis Agreement”) with Novartis Consumer Health, Inc., under which LecTec receives royalties from time to time based upon a percentage of Novartis’ net sales of licensed products. An effort to monetize LecTec’s intellectual property is also ongoing. LecTec’s website is www.lectec.com.

Cautionary Statements
This press release contains forward—looking statements concerning possible or anticipated future results of operations or business developments, which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward-looking statements are subject to risks and uncertainties which could cause results or developments to differ materially from those indicated in the forward—looking statements. Such risks and uncertainties include, but are not limited to, LecTec’s dependence on royalty payments from Novartis Consumer Health, Inc., which is selling an adult vapor patch licensed from LecTec, LecTec’s dependence on key personnel and Board of Director members, the issuance of new accounting pronouncements, information disseminated on internet message boards from posters expressing opinions that may or may not be factual, the availability of opportunities for license, sale or strategic partner agreements related to patents that LecTec holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in LecTec’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10—K for the year ended December 31, 2010.
Contacts
LecTec Corporation, Greg Freitag, CEO/CFO (903) 832-0993